                                 SUPPLEMENT TO
                               OFFER TO PURCHASE

                        OFFER TO PURCHASE FOR CASH ALL
                     $5,858,154.82 PRINCIPAL AMOUNT OF THE
               SENIOR CONVERTIBLE DEBENTURES, DUE AUGUST 2, 2003

                                      OF

                              NAMSCO CORPORATION

                                      BY

                        NMS ACQUISITION COMPANY, L.L.C.

         FOR 20% OF THEIR PRINCIPAL AMOUNT (THE "OFFER CONSIDERATION")

  Reference is made to the Offer to Purchase dated December 13, 1996 made by NMS Acquisition Company, L.L.C., a Delaware limited liability company (the "Offeror"), thereby offering (the "Tender Offer") to purchase for cash, upon the terms and subject to the conditions set forth in the Offer to Purchase (the "Offer to Purchase") and in the accompanying Letter of Transmittal (the "Letter of Transmittal"), all of the Senior Convertible Debentures, due August 2, 2003 (the "Debentures") of NAMSCO Corporation ("NAMSCO") for the Offer Consideration. By notice to the Depositary, the Offeror has amended the Offer to Purchase as set forth herein.

  The Offer to Purchase dated December 13, 1996 is incorporated herein and forms part of this Supplement to Offer to Purchase. Except as otherwise set forth in this Supplement, the terms and conditions previously set forth in the Offer to Purchase continue to be applicable in all respects and this Supplement to Offer to Purchase should be read in conjunction with the Offer to Purchase.

  Words and phrases defined in the Offer to Purchase (as defined above) and used herein have the same meaning herein as therein, unless the context otherwise requires.

 THE TENDER OFFER WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 15, 1997, UNLESS EXTENDED. TENDERS OF DEBENTURES MAY BE WITHDRAWN AT ANY TIME UNTIL THE EXPIRATION TIME (AS DEFINED HEREIN). NO OFFER CONSIDERATION WILL BE PAID FOR DEBENTURES TENDERED AFTER THE EXPIRATION TIME.


  NEITHER DEFAULTED INTEREST NOR ACCRUED INTEREST WILL BE PAID ON THE DEBENTURES PURCHASED PURSUANT TO THE TENDER OFFER

  EACH HOLDER OF DEBENTURES (A "HOLDER") MUST DECIDE WHETHER TO TENDER BASED ON HIS OR HER PARTICULAR CIRCUMSTANCES. HOLDERS SHOULD CONSULT WITH THEIR RESPECTIVE ADVISORS ABOUT THE FINANCIAL, TAX, LEGAL AND OTHER IMPLICATIONS TO THEM OF ACCEPTING THE TENDER OFFER.

  IF YOU DESIRE ADDITIONAL INFORMATION REGARDING THE TENDER OFFER OR NEED ASSISTANCE IN TENDERING YOUR DEBENTURES, YOU MAY CALL GEORGESON & COMPANY INC. WHICH IS ACTING AS INFORMATION AGENT FOR THE TENDER OFFER, AT (800) 223-2064.

                                January 2, 1997

  THE FOLLOWING REVISIONS ARE MADE TO THE OFFER TO PURCHASE DATED DECEMBER 13, 1996:

  The fourth sentence of the second paragraph on page 2 of the Offer to Purchase and the first sentence under "Summary--The Tender Offer--Acceptance of Debentures for Payment; Payment for Debentures" on page 7 of the Offer to Purchase has been revised to read as follows:

    Promptly after the Expiration Time, and assuming the satisfaction or waiver of the conditions specified herein, the Offeror will accept for payment all Debentures validly tendered under the Tender Offer (or defectively tendered, if the Offeror has waived such defect) and not properly withdrawn.

  The following paragraph is added as the third paragraph under "Summary--The Debentures" on page 5 of the Offer to Purchase and as the second paragraph under "Certain Considerations--Defaults upon Debentures" on page 8 of the Offer to Purchase:

    If NAMSCO is required to seek protection under Chapter 11 of the Bankruptcy Code, the ability of Holders of the Debentures to recover their investments is likely to be impaired and substantially delayed. Ultimate recovery in a reorganization case would depend upon treatment of the debt in a plan of reorganization voted on by all creditors with impaired claims and shareholders and approved by the bankruptcy court. Given the uncertainties inherent in any reorganization under the Bankruptcy Code, including the potential deterioration of NAMSCO's business during the case, the high administrative costs, the possible loss of customers, the outcome of negotiations with creditors regarding senior indebtedness under the original Sanwa note, as described under "Summary--The Offeror," it is not possible to estimate what percentage of their investments Holders of the Debentures are likely to recover under a plan of reorganization of any Chapter 11 case. According to NAMSCO, as of November 15, 1996, NAMSCO's senior indebtedness totaled $16,458,632.00 and is secured by substantially all of NAMSCO's assets. The Debentures are subordinate to such senior indebtedness. As of November 15, 1996, the book deficit of NAMSCO's net assets totaled $530,891.00.

  The second sentence of the first paragraph under "Summary--The Tender Offer--Purpose of the Tender Offer" on page 6 of the Offer to Purchase and the second sentence of the first paragraph under "The Tender Offer--Purpose of the Tender Offer" on page 9 of the Offer to Purchase is restated in its entirety as follows:

    The Offeror is acquiring the Debentures for investment purposes only.

  The third sentence of the first paragraph under "Certain Considerations-- Effect on Holders Who Do Not Tender" on page 9 of the Offer to Purchase is restated in its entirety as follows:

    The Indenture governing the Debentures provides for modifications to all of the Indenture's provisions by supplemental indenture with the consent of two-thirds of the Principal Amount of Debentures then outstanding; provided, however, that without the consent of the holders of each outstanding Debenture, no such supplemental indenture shall change the Stated Maturity or any installment of interest, reduce the Principal Amount or interest thereon, reduce the percentage of Principal Amount required for supplemental indentures which modify provisions of the Indenture, or otherwise materially alter the rights of all Debenture holders to institute suit for enforcement of payment of principal or interest on the Debentures.

  Under "The Tender Offer--Conditions of the Tender Offer" on pages 10-11 of the Offer to Purchase, the term "Acceptance Date" has been revised to read "Expiration Date" in the second paragraph; the term "sole judgment" in paragraphs (i)-(v) and in paragraph (vii) has been revised to read "reasonable judgment" in each such case.

  Under "The Tender Offer--Expiration Date; Extension; Amendment; Termination" on pages 11-12 of the Offer to Purchase, the first sentence of the third paragraph has been revised to read:

    The Offeror expressly reserves the right, in its sole discretion, to terminate the Tender Offer if any of the conditions applicable thereto set forth above under "--Conditions to the Tender Offer" shall exist and shall not have been waived by the Offeror prior to the Expiration Time.


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

  The first sentence under "The Tender Offer--Acceptance of Debentures for Payment; Payment for Debentures" on page 12 of the Offer to Purchase has been revised to read as follows:

    Upon the terms and subject to the conditions of the Tender Offer, the Offeror will accept for payment Debentures validly tendered pursuant to the Tender Offer (or defectively tendered, if the Offeror has waived such defect) prior to the Expiration Time and not properly withdrawn, promptly after the Expiration Time, assuming the satisfaction or waiver of the conditions specified herein under "--Conditions of the Tender Offer."

  The paragraph under "The Tender Offer--Source of Funds" on page 13 of the Offer to Purchase has been restated in its entirety as follows:

    The Offeror expects that approximately $1,200,000 would be required to acquire all of the Debentures sought pursuant to the Tender Offer and to pay related fees and expenses. The Offeror intends to obtain all of such funds from contributions made by its affiliate, PLM Consulting Group, LLC, under certain unsecured credit facilities and cash flow available to such affiliate. The unsecured credit facilities are as follows: $900,000 one-year facility (renewable annually) through Bank of America, at 7.5% effective annual interest; $750,000 one-year facility (renewable annually) through Key Bank, Washington, at 7.5% effective annual interest; and $500,000 one-year facility (renewable annually) through U.S. Bank of Washington, at 7.5% effective annual interest. As of December 26, 1996, the affiliate had available approximately $1,400,000 under such existing credit facilities, all of which may be contributed to the Offeror for payment of the Offer Consideration and related fees and expenses. Currently, PLM Consulting Group, LLC does not have specific plans or arrangements to repay borrowings under such credit facilities, if and when made.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE OFFEROR WHICH IS NOT CONTAINED IN THIS SUPPLEMENT TO OFFER TO PURCHASE, THE OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON.

                               INFORMATION AGENT

                           Georgeson & Company Inc.
                               Wall Street Plaza
                           New York, New York 10005
                           (212) 344-4600 (collect)

                                  DEPOSITARY

               Northwestern Trust and Investors Advisory Company
                         1201 Third Avenue, 20th Floor
                           Seattle, Washington 98101
                    (206) 442-6400 (reference Tender Offer)

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